Exhibit 99.1

NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
631-962-2043	Nicki Kahner (investors)
Kim Wittig (media)	(212) 213-0006
631-962-2135
OSI Pharmaceuticals Announces Second Quarter 2007 Financial Results
- Reports Earnings of $0.48 Per Share From Continuing Operations —
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- Tarceva Global Net Sales $212 Million Up 35% Over The Second Quarter of 2006 -
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- Total Revenue Up 42% Over Second Quarter of 2006 -
MELVILLE, NEW YORK — July 30, 2007 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s second quarter ended June 30, 2007. The Company reported net income from continuing operations of $29.3 million (or $0.48 per share) for the three months ended June 30, 2007, compared with net loss from continuing operations of $2.4 million (or $0.04 loss per share) for the second quarter of 2006.
The Company reported total revenues from continuing operations of $79 million for the second quarter of 2007 compared to revenues of $56 million for the second quarter of 2006, an increase of 42%. The increase is primarily due to the growth in revenues arising from worldwide Tarceva® (erlotinib) sales. Total worldwide net sales of Tarceva for the second quarter of 2007, as reported by the Company’s collaborators for Tarceva, Genentech, Inc. and Roche, were approximately $212 million representing a 35% growth in global sales compared to the same period last year. For the six months ended June 30, 2007 worldwide Tarceva net sales were approximately $409 million, a 41% increase over the same period last year.
Total revenues from continuing operations for the second quarter of 2007 were comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $43 million, compared to $39 million in the second quarter of 2006, arising from the Company’s co-promotion arrangement with Genentech. The net revenues are based on total U.S. Tarceva sales of $102 million, compared to $103 million in the second quarter of 2006. Sales for the second quarter of 2007 were negatively impacted by approximately $9 million of reserve adjustments due to unusually high product returns related to
-more-

expiring inventory returned to Genentech. Excluding this adjustment, U.S. net sales for Tarceva in the second quarter of 2007 were up 7% versus the prior year quarter;

•	Royalties of $23 million compared to $11 million in the second quarter of 2006 from Roche, the Company’s international partner for Tarceva. The royalty revenues are based on total rest of world sales of approximately $110 million which increased 103%, compared to the $54 million reported in the second quarter of 2006;

•	License, milestone and other revenues of $13 million compared with $6 million in the second quarter of 2006. The increase is comprised primarily of royalty income related to worldwide non-exclusive licensing agreements under the Company’s DP-IV patent portfolio covering the use of DP-IV inhibitors for treatment of type 2 diabetes, and the amortization of an upfront license fee related to a licensing agreement granted to Eli Lilly and Company, in January 2007, for our Glucokinase Activator program. Offsetting these increases was a decline in DP-IV related milestone income, and commissions related to sales of Novantrone® (mitoxantrone for injection concentrate) which lost patent exclusivity in April 2006.
Operating expenses from continuing operations for the second quarter of 2007 were $53.8 million, compared to $57.6 million for last year’s second quarter. Cost of goods sold of $2.0 million was relatively unchanged from the prior year period, and represents costs associated with the U.S. manufacturing and supply of Tarceva. Research and development expense for the second quarter of 2007 decreased $2.1 million to $27.3 million compared to $29.4 million for last year’s second quarter. Selling, general and administrative expenses for the second quarter of 2007 decreased $1.7 million to $24.0 million compared to $25.7 million for the second quarter of 2006. Operating expenses include $3.9 million (or $0.06 per share) of equity based compensation expense for the second quarter of 2007, compared to $2.9 million (or $0.05 per share) for the second quarter of 2006.
Included in other income (expense) — net for the second quarter of 2007 was a $4.1 million gain recognized as a result of the Company’s decision to curtail its post retirement medical plan.
On November 6, 2006, we announced our intention to divest our eye disease business, a process which we expect to complete in 2007. Our eye disease business consists principally of Macugen® (pegaptanib sodium injection), our marketed product for the treatment of wet AMD, as well as research assets in the eye disease area. As a result of our decision to divest the eye disease business, or Eyetech, the operating results for Eyetech, for all periods presented, is shown as discontinued operations in the accompanying consolidated statement of operations.
The Company’s net income, including results from discontinued operations, was $19.6 million (or $0.33 per share) for the three months ended June 30, 2007, compared with a net loss of $319.9 million (or $5.62 per share) reported for the second quarter of 2006.
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on July 30, 2007 at 5:00PM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-802-2268 (U.S.) or 1-913-312-1271 (international) to listen to the call. The conference ID number for the live call is 4897707. Telephone replay is available approximately two hours after the call through August 13, 2007. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 4897707.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.

OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$42,999	$39,211	$82,121	$74,866
Royalties on product licenses	22,546	10,912	41,839	18,926
License, milestone, and other revenues	13,338	5,529	32,392	21,115

Total revenues	78,883	55,652	156,352	114,907

Expenses:
Cost of goods sold	2,047	1,999	3,951	4,221
Research and development	27,269	29,421	57,895	56,499
Selling, general and administrative	24,038	25,702	49,167	53,510
Amortization of intangibles	459	451	917	899

Total expenses	53,813	57,573	111,930	115,129

Income (loss) from continuing operations	25,070	(1,921)	44,422	(222)

Other income (expense):
Investment income — net	2,995	1,873	6,090	3,240
Interest expense	(1,809)	(1,857)	(3,612)	(3,655)
Other income (expense) — net	3,020	(535)	2,071	(1,427)

Net income (loss) from continuing operations	29,276	(2,440)	48,971	(2,064)
Loss from discontinued operations	(9,654)	(339,535)	(22,708)	(357,766)

Net income (loss) before extraordinary gain	19,622	(341,975)	26,263	(359,830)
Extraordinary Gain	—	22,046	—	22,046

Net income (loss)	$19,622	$(319,929)	$26,263	$(337,784)

Basic and diluted income (loss) per common share:
Basic earnings (loss)
Continuing operations	$0.51	($0.04)	$0.85	($0.04)
Discontinued operations	($0.17)	($5.96)	($0.40)	($6.29)
Net income (loss) before extraordinary gain	$0.34	($6.00)	$0.46	($6.33)
Extraordinary gain	$0.00	$0.39	$0.00	$0.39
Net income (loss)	$0.34	($5.62)	$0.46	($5.94)
Diluted earnings (loss)
Continuing operations	$0.48	($0.04)	$0.82	($0.04)
Discontinued operations	($0.16)	($5.96)	($0.37)	($6.29)
Net income (loss) before extraordinary gain	$0.33	($6.00)	$0.45	($6.33)
Extraordinary gain	$0.00	$0.39	$0.00	$0.39
Net income (loss)	$0.33	($5.62)	$0.45	($5.94)

Weighted average shares of common stock outstanding:
Basic shares	57,545	56,962	57,424	56,889
Diluted shares	62,182	56,962	61,958	56,889

	June 30,	December 31,
	2007	2006
	Unaudited
Cash and investments securities (including restricted investments)	$253,916	$216,368

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation from Reported Income from Continuing Operations and Reported Diluted Income Per Share to Adjusted Income
from Continuing Operations and Income Per Share
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited

Reported net income (loss) from continuing operations	$29,276	$(2,440)	$48,971	$(2,064)
Non GAAP adjustments	(3,858)	240	(2,634)	2,605

Adjusted net income from continuing operations	$25,418	$(2,200)	$46,337	$541

Reported diluted income (loss) per common share from continuing operations	$0.48	$(0.04)	$0.82	$(0.04)
Non GAAP adjustments per share	(0.06)	—	(0.04)	0.05

Adjusted diluted income (loss) per common share from continuing operations	$0.42	$(0.04)	$0.77	$0.01

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Adjusted amounts shown above include the following:
Facility related restructuring charges (a)	$—	$240	$387	$2,605
Severance related restructuring charges (b)	244	—	1,081	—
Curtailment gain (c)	(4,102)	—	(4,102)	—

Total Non GAAP adjustments	$(3,858)	$240	$(2,634)	$2,605

(a)	Represents facility restructuring charges included in SG&A.

(b)	Represents a charge for severance related to planned workforce reductions of $244 included in SG&A for the three months ended June 30, 2007. Represents a charge for severance related to planned workforce reductions of $363 included in R&D and $718 included in SG&A for the six months ended June 30, 2007.

(c)	Represents a gain recorded in other income (expenses) — net as result of the curtailment of the Company’s post retirement medical plan.
The table above details the charges excluded in the calculation of the Company’s adjusted income from continuing operations. Management believes that these charges are not reflective of the Company’s normal on-going operations. The adjusted financial results can assist in making meaningful period-over-period comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses the adjusted results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. The adjusted amounts are not, and should not be viewed as, substitutes for U.S. GAAP amounts.